Exhibit 10.9

NET SMELTER RETURN ROYALTY AGREEMENT

THIS NET SMELTER RETURN ROYALTY AGREEMENT is made as of the 31st day of July, 2023 (the “Execution Date”).

BETWEEN:

2847312 ONTARIO INC. a company existing under the laws of the Province of Ontario and with its registered office at 217 Queen Street West, Floor 4, Toronto ON M4V 0R2 and duly registered under the laws of Argentina before the Public Register of Commerce of the Province of Salta, under file 40209/21, of the Limited Liability Companies book entry 149, with tax identification number CUIT30/71749752/6 and with its legal domicile at Rivadavia 378, 4,400 Salta (Ontario)

(the “Payor”)

- and -

MINERA AGAUCU S.A. a company registered under the laws of Argentina before the Public Register of Commerce and Judicial Archive of the Province of Mendoza, Resolution 235 dated April 9, 2002 at the Direction of Legal Entities, inscribed at the Department of Public Register of Commerce of Mendoza, at the Anonymous Society Book under register 6364 dated on April 9, 2002, with tax identification number CUIT 30-70905675-8 and with its legal domicile at Chaco 1719 Las Heras, Province of Mendoza, Argentina

(the “Royalty Holder”)

WHEREAS the Payor is the recorded and beneficial owner of the Concessions and has agreed to grant a certain net smelter returns royalty to the Royalty Holder on all metals produced from the Concessions and the Area of Interest and the Parties are therefore desirous of entering into this Agreement;

AND WHEREAS capitalized terms when used in these recitals and not otherwise defined in these recitals shall have the respective meanings set forth in Section 1.1;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties do hereby covenant and agree as follows.

1. GENERAL INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Acceptance Notice” has the meaning set forth in Section 8.4(c). “Acceptance Period” has the meaning set forth in Section 8.4(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person is deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a corresponding meaning.

“Agreement” means this agreement, including the appendices to this agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and not to any particular Section or other portion of this agreement.

“Allowable Deductions” means the following, in each case determined without duplication:

(a) all reasonable arm’s length third party costs, charges and expenses incurred in smelting, refining and other treatment of Products;

(b) all costs and expenses of transporting (including licensing and insurance costs) the Product from the mine to the smelter, refiner or other party taking delivery of the Product;

(c) all costs or expenses incurred with respect to insurance, sampling and assay costs and umpire assay costs for the Product to be refined;

(d) all non -recoverable governmental royalties or other surcharges imposed on or in connection with the mining of the Product;

(e) all non- recoverable export, sales and value added taxes and government royalties imposed on or in connection with the sale of the Product;

(f) all fair market brokerage commissions and other reasonable costs of marketing and selling the Product; and

(g) all penalties, charges, deductions and/or discounts related to yellowcake product impurities.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Area of Interest” means the area described in Schedule B, including the Maple Property but excluding however, the New Era Property.

“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Toronto, Ontario and Mendoza, Argentina.

“Concessions” means those mining tenements that are more particularly set out on Schedule A and any concessions granted, renewals thereof from time to time that the Payor may hold, and any and all licenses, mining rights or claims which may be granted in lieu of or in renewal of the whole or any part of, or which relate to the same ground as, the mining tenements in Schedule A.

“Confidential Arbitration Information” has the meaning set forth in Section 0.

“Gross Revenues” in any calendar quarter means the aggregate of the following amounts during such calendar quarter from the sale of Products produced during commercial production from the Concessions and the Area of Interest;

(a) if the Product is yellow cake and such product is sole by the Payor to any person who is dealing at arm’s length with the Payor, the actual gross proceeds of disposition of such yellow cake received by the Payor in such period;

(b) if the Product is other than yellow cake and is sold by the Payor to any person who is dealing at arm’s length with the Payor, the actual gross proceeds paid by the smelter, refiner or other purchaser in such period; and

(c) for all Products where the Product is sold by the Payor in such period to any person who is not dealing at arm’s length with the Payor the greater of; (i) the actual gross proceeds of disposition received or receivable for such Product; and (ii) the fair market value of such Product.

In the case of sales of Products pursuant to the terms of any Trading Contract, the revenues shall be calculated based on the market price of such Products on the date of such sale or other disposition, not the sale price under the Trading Contract. If there is an insurable loss of or damage to Products, whether or not occurring on the Concessions or the Area of Interest and whether the Products are in possession of the Payor or its Affiliates or otherwise, then the Gross Revenues will be equal to the sum of the insurance proceeds actually paid to the Payor or its Affiliates in respect of such loss or damage.

“Information” has the meaning set forth in Section 0.

“Maple Property” means the property described in Schedule D.

“Metal-bearing products” mean ore, other than uranium, metal-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, metal concentrates or metal compounds upgraded, beneficiated, or refined further than yellowcake.

“Net Smelter Return” for a calendar quarter means an amount equal to the Gross Revenues for the applicable calendar quarter less Allowable Deductions for the applicable calendar quarter.

“New Era Property” means the property described in Schedule C.

“Other Mineral Products” means any and all economic marketable material, in whatever form or state, produced from the Concessions or the Area of Interest, other than Uranium-Bearing Products.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Payment Date” for a Royalty in respect of a calendar quarter means the 30th day following the last day of such calendar quarter.

“Permitted Offer” means a bona fide offer from a Third Party that meets each of the following conditions:

(i) it is in writing and has been executed by the Third Party and delivered to the Royalty Holder and is capable of being accepted by the Royalty Holder; (ii) it is irrevocable and non-transferable; (iii) the consideration payable under such offer is payable only in cash and denominated in United States dollars (and the Royalty Holder may not, for greater certainty, accept any other form of consideration whether or not at its election), and in full, at closing; (v) it does not contain any provision or term that cannot be reasonably satisfied by the parties thereto; and (vi) it does not include any requirement to purchase assets or assume any obligations or liabilities that are not directly related to the Royalty.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Products” means Uranium-bearing Products and Other recoverable Mineral or metal-bearing Products. Products shall not include any material mined and removed from the Concessions or the Area of Interest for use by the Payor for roads, foundations, concrete or other construction or industrial uses relating to the Concessions or the Area of Interest or material that is processed that did not originate from the Concessions or the Area of Interest, and shall not include any material that is not recovered for commercial sale from ores extracted from the Concessions or the Area of Interest including, without limitation, reasonable quantities of Products which are not sold but which are used for assaying, treatment, amenability, metallurgical, test work or piloting.

“Repurchase Date” has the meaning set forth in Section 2.5. “Repurchase Payment” has the meaning set forth in Section 2.5.

“Royalty” means the net smelter returns royalty to be paid pursuant to this Agreement, calculated in accordance with Section 2.

“Royalty Percentage” means 2.0 % of the Net Smelter Returns in respect of the Concessions and the Area of Interest; if the Payor exercises the Royalty Repurchase Option, the Royalty Percentage shall mean 1.0% of the Net Smelter returns in respect of the Concessions and the Area of Interest.

“Royalty Repurchase Option” has the meaning set forth in Section 2.5. “Sale Notice” has the meaning set forth in Section 8.4(b).

“Third Party” means, in relation to any party, a Person with whom such party deals at arm’s length.

“Trading Activities” means any and all price hedging and price protection activities undertaken by the Payor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any stream agreements, forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges, but excluding refining and smelting contracts, and “Trading Contracts” means the agreements, contracts, instruments, confirmations and other arrangements relating to the Trading Activities but excluding refining and smelting contracts.

“Uranium Bearing Products” mean uranium ore, uranium-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, uranium concentrates in the form commonly known as “yellowcake” or uranium compounds upgraded, beneficiated, or refined further than yellowcake.

“US Dollars” means the lawful currency of the United States.

1.2 Interpretation

In this Agreement the following rules of interpretation apply unless the contrary intention appears:

(i) headings are for convenience only and do not affect the interpretation of this Agreement;

(ii) the singular includes the plural and vice versa;

(iii) words of any gender include all genders;

(iv) other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(v) the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation;

(vi) a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(vii) a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement;

(viii) a Party includes its successors and permitted assigns;

(ix) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(x) a reference to an agreement other than this Agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(xi) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(xii) when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day and in determining the time of day where relevant to this Agreement, the relevant time of day is, for the purposes of giving or receiving notices, the time of day where a Party receiving a notice is located or for any other purpose under this Agreement, the time of day in the place where the Party required to perform an obligation is located;

(xiii) no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it; and

(xiv) a reference to $ is to USD unless otherwise specifically provided for to the contrary herein.

2. CALCULATION AND PAYMENT OF NET SMELTER RETURNS

2.1 Calculation

Subject to Section 2.5, to calculate the amount of the Royalty payable to the Royalty Holder hereunder in respect of any applicable calendar quarter, the Payor shall multiply the Net Smelter Returns by the Royalty Percentage for such calendar quarter.

2.2 Payments

The amount of the Royalty payment due to the Royalty Holder hereunder in respect of any calendar quarter shall be paid to the Royalty Holder on the Payment Date by the delivery to the Royalty Holder of a certified cheque, bank draft or electronic wire transfer of immediately available funds, in each case in the appropriate amount. All such payments shall be made in US Dollars and shall be made subject to withholding or deduction in respect of the Royalty for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any government having power and jurisdiction to tax and for which an owner may be obligated by Law to withhold or deduct and remit to the relevant taxation authorities.

At the time each Royalty payment is made, the Payor shall deliver to the Royalty Holder a statement setting forth in summary form the manner in which such payment was determined. Upon the reasonable request of the Royalty Holder, the Payor shall provide the Royalty Holder with copies of all relevant data relating to the Royalty calculation.

2.3 Impact of Trading Activities

Any Trading Activities engaged in by the Payor or its Affiliates in respect of Products produced from the Concessions and the Area of Interest, and the profits and losses generated thereby, shall not, in any manner, be taken into account in the calculation of Gross Revenues or Royalty payment amounts due to the Royalty Holder hereunder, whether in connection with the determination of price, the date of sale, the date any Royalty payment is due or in any other respect. The Royalty Holder acknowledges that the Payor and its Affiliates engaging in Trading Activities may result in the Payor and its Affiliates realizing, from time to time, greater or lesser profit for the Products than does the Royalty Holder. The quantum of the Royalty payments to be made hereunder in respect of sales pursuant to Trading Contracts shall be established by the market price of the Products on the date of sale or other disposition. The Royalty Holder shall not be obligated to share in any losses generated by any such Trading Activities with respect to any Products.

2.4 Currency Conversion

For the purposes of determining the amount of a Royalty payment required to be made to the Royalty Holder, where applicable, all receipts and disbursements in a non-United States currency will be converted into United States Dollars on the basis of the rate of exchange as reported by the Bank of Canada on the website, https://www.bankofcanada.ca/rates/exchange/ on the last Business Day prior to the date of such receipt or disbursement, as the case may be.

2.5 Buy Back Right

Commencing as at the Execution Date, the Royalty Payor will have the exclusive and irrevocable one-time right and option (the “Royalty Repurchase Option”) to purchase 50% of the Royalty from the Royalty Holder by making a payment in cash by wire transfer to the Royalty Holder in the amount of US$2.0 million (the “Repurchase Payment”) If the Royalty Payor elects to exercise the Royalty Repurchase Option, the Royalty Payor must provide to the Holder a minimum of 15 days prior written notice, specifying the date that the repurchase is to occur (the “Repurchase Date”). Upon receipt of the Repurchase Payment on the Repurchase Date, without set-off or deduction, the Royalty Holder must convey and surrender 50% of the Royalty to the Royalty Payor by way of a mutually agreeable deed in recordable form, and such conveyance will be made free and clear of all Encumbrances arising by, through or under the Royalty Holder. Any such conveyance and surrender will be effective on the date that payment is made.

3. ACCOUNTING MATTERS

3.1 Accounting Principles

All calculations and computations relating to the Royalty payments to be made to the Royalty Holder hereunder shall be carried out on a consistent basis in accordance with Canadian generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of this Agreement. In the event of any inconsistency between such accounting principles and the provisions of this Agreement, the latter shall prevail.

3.2 Books and Records/Audit

The Payor will cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the Royalty payments payable to the Royalty Holder hereunder. Upon not less than ten Business Days prior written request from the Royalty Holder, duly authorized representatives of the Royalty Holder (which may include representatives of the Royalty Holder’s auditors) shall be entitled, at the Royalty Holder’s cost and expense (subject as hereinafter provided), not more frequently than semi-annually, to inspect and audit such books of account, records and supporting materials for the purposes of confirming any information contained in a statement delivered to the Royalty Holder pursuant to Section 0 above or otherwise confirming the rights and obligations of the Royalty Holder and the Payor hereunder. If the Royalty Holder has disputed a Royalty payment and the dispute has been either agreed upon or resolved in favour of the Royalty Holder, for the next following year, the Royalty Holder’s inspection and audit rights shall be permitted not more frequently than once every calendar quarter. Notwithstanding the foregoing, the Payor shall pay the Royalty Holder’s costs and expenses of such investigation and audit if a deficiency of five percent (5%) or more of the amount due is determined to exist. The Royalty Holder shall have the right at its own cost and expense to make copies of or take extracts from such documents, excluding any contracts that are subject to confidentiality agreements (which contracts will be available for inspection only in the offices of the Payor), provided such copies and extracts are maintained as confidential by the Royalty Holder on the basis set forth in Section 7 below.

3.3 Final Determination

Any payment made hereunder shall be considered final and in full satisfaction of all obligations of the Payor hereunder in respect of that payment unless within 60 days after the receipt by the Royalty Holder of a statement prepared in compliance with Section 0 above that relates to such payment, as applicable, the Royalty Holder provides written notice of its objection to the Payor. In the event that a dispute arises that cannot be resolved by the mutual agreement of the Royalty Holder and the Payor within 90 days after such notice of objection to the Payor, either Party may elect to have the dispute arbitrated in accordance with Section 6 below.

4. GENERAL ROYALTY MATTERS

4.1 No Obligation to Mine; Good Standing

The Payor shall have sole discretion to determine the extent of its mining of the Concessions and the Area of Interest and the time or the times for beginning, continuing or resuming mining operations with respect thereto. The Payor shall have no obligation hereunder to the Royalty Holder or otherwise to mine any of the Concessions and the Area of Interest.

4.2 Commingling

The Payor shall have the right to stockpile and to commingle ore, concentrates, minerals and other material mined and removed from the Concessions and the Area of Interest from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Payor shall calculate from representative samples the average grade thereof and shall take other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and metallurgical industry which it believes, acting on commercially reasonable terms, to be suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used, acting on commercially reasonable terms, by the Payor to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

4.3 Tailings/Waste

All tailings or waste material shall be the property of the Payor and the Payor shall have no obligation to process or extract substances therefrom, and no such tailings or waste shall be subject to the Royalty. If tailings or waste materials are reprocessed in the future, the products therefrom shall subject to the Royalty.

5. INTEREST IN LAND

5.1 Royalty as an Interest in the Concessions and the Area of Interest

It is the express intention of the Parties to this Agreement that the obligations hereof shall constitute an interest in the Concessions and the Area of Interest which shall run with the land and bind successors in title to the Concessions and the Area of Interest, all of which shall be binding upon successors in title to the Concessions and the Area of Interest, including any other form of tenure in respect thereof. Notwithstanding any other provision of this Agreement, the Royalty Holder may cause, at its own expense, the due registration or recording of notice of this Agreement against the title to any and all of the Concessions and the Area of Interest in such form as may reasonably be required or requested by the Royalty Holder and the Payor covenants and agrees that it shall co-operate with each such registration and recording and shall provide its written consent or the execution under the signature of its corporate officers of any documents or things reasonably necessary or advisable to accomplish such registration or recording in order to ensure that any successor or assignee or other acquirer of, or encumbrancer of title to, any or all of the Concessions and the Area of Interest, or any interest therein or any other form of tenure in respect thereof, shall have public notice of this Agreement, the terms of this Agreement and the Royalty Holder’s interest in the Concessions and the Area of Interest.

6. ARBITRATION

6.1 Arbitration

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, or in respect of any legal relationship associated with or arising from this Agreement, including with respect to this Agreement’s formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, shall be determined by arbitration.

6.2 Number

The number of arbitrators shall be one.

6.3 Location and Language

The arbitration shall be in Toronto, Ontario in the English language.

6.4 Selection of Arbitrator

The Party commencing the arbitration shall include in its written notice the names of three individuals who are acceptable to it to serve as a sole arbitrator. Within 10 days of the receipt of the notice, the other Party shall give written notice that it accepts the appointment of one of the three individuals or shall name three other individuals who are acceptable to it to serve as sole arbitrator. If the Parties are unable to agree upon a sole arbitrator within a further 10 days, the appointment of a sole arbitrator shall be made by the ADR Institute of Canada, Inc. in accordance with that institution’s rules and procedures.

6.5 Finality of Award

Any award or determination of the sole arbitrator shall be final and binding on the Parties and there shall be no appeal on any ground, including for greater certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law.

6.6 Costs of Arbitration

The sole arbitrator may apportion costs of the arbitration, including the reasonable fees and disbursements of the Parties, between or among the Parties in such manner as the sole arbitrator considers reasonable.

6.7 Interest

Any award for the payment of money may include pre-award and post-award interest.

6.8 Confidentiality of Proceedings

The Parties undertake as a general principle to keep confidential all information concerning the existence of the arbitration, all awards in the arbitration, all materials in the proceedings created or used for the purpose of the arbitration, and all materials and information produced during the arbitration (the “Confidential Arbitration Information”) and not in the public domain, save and to the extent that disclosure may be required of a Party by legal duty or stock exchange requirement or to enforce an award in bona fide legal proceedings before a competent court.

7. CONFIDENTIALITY/PUBLIC DISCLOSURE

7.1 Confidentiality

Subject to the next sentence, all information concerning the Concessions and the Area of Interest or the Payor which is made available to the Royalty Holder or its agents or representatives from time to time, whether before or after the date of this Agreement, which has not previously been disclosed to the public by the Payor or its Affiliates or representatives (the “Information”) shall be maintained by the Royalty Holder and its representatives and agents on a strictly confidential basis and, except and to the extent otherwise required by Applicable Law and except as otherwise provided herein, shall not be disclosed to any third party and shall not be used by the Royalty Holder or its agents or representatives for any purpose whatsoever other than for the purposes of the arrangements contemplated herein.

Notwithstanding the foregoing, (i) the Royalty Holder may disclose the Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty, provided that each such prospective purchaser first agrees in writing to hold such Information confidential and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty Holder right; and (ii) the Payor agrees to provide to the Royalty Holder, and agrees that the Royalty Holder may disclose, all such Information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfil the Royalty Holder’s disclosure obligations under applicable securities laws or stock exchange rules or policies.

Furthermore, each Party agrees that if such Party or its affiliate is required to file this Agreement on SEDAR or otherwise under applicable securities legislation, the Party which has the filing or disclosure requirement shall, prior to filing or disclosing this Agreement, consult with the other Party to redact any commercially sensitive information contained in this Agreement to the maximum extent permitted by law, and such disclosing or filing Party shall give reasonable consideration to the comments of the other Party.

7.2 Public Announcements

Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement or disclosure regarding this Agreement or the transactions contemplated by this Agreement. Consent shall not be required for subsequent public announcements or disclosures that have already received the consent of the other Party.

8. GENERAL CONTRACT PROVISIONS

8.1 Restriction on Assignment

Unless expressly permitted by this Article 8, the Royalty Holder may not assign, transfer or otherwise convey this Agreement or all or any of its rights or obligations hereunder in any manner whatsoever, without the prior written consent of the Payor.

8.2 Assignment by Royalty Holder to Affiliate

The Royalty Holder may assign, transfer or otherwise convey all, but not less than all, of its rights and obligations under this Agreement (including the Royalty) to any of its Affiliates without the prior written consent of the Payor; provided however, that no such assignment, transfer or conveyance shall be effective unless: (i) the Royalty Holder delivers to the Payor a certified copy of the instrument evidencing the change in the ownership in the Royalty; and (ii) the transferee has executed and delivered to the Payor (in from and content acceptable to the Payor, acting reasonably) an instrument pursuant to which the transferee agrees to be bound by the terms hereof together with the transferor Royalty Holder and by all of the liabilities and obligations of the transferor Royalty Holder together with the transferor Royalty Holder hereunder in the same manner and to the same extent as though the transferee was an original party hereto. Prior to the Affiliate transferee ceasing to be an Affiliate of the transferring Royalty Holder, it will transfer all (but not less than all) of the Royalty to another Affiliate of the Royalty Holder or the Royalty Holder itself and failure to act accordingly shall be deemed to be a breach of this Agreement by the Royalty Holder.

8.3 Change in Ownership of Right to Royalty

No change in the ownership of the Royalty, however accomplished, shall enlarge the obligations or diminish the rights of the Payor. For clarity, it is understood and agreed that under no circumstances shall the Payor become obligated to more than one Person hereunder, including without limitation, as to payments of the Royalty and compliance with the terms and conditions hereof, it being understood and agreed that if at any time or times the Royalty Holder shall be obligated by agreement or otherwise to pay over any portion of the Royalty payments to any other Person or Persons, such obligation shall in no way extend to the obligations of the Payor hereunder and the Payor shall only be obligated to satisfy the obligations and covenants of the Payor hereunder to and in favour of the Royalty Holder and no other Person.

8.4 Right of First Refusal

(a) Except for a transfer made in accordance with Section 8.2, any transfers by the Royalty Holder of its rights to receive the Royalty shall comply with, and are subject to, the provisions set out in this Section 8.4. The failure of the Royalty Holder to comply with this Section 8.4 shall be a breach by the Royalty Holder of this Agreement. Except for a transfer made in accordance with Section 8.2, the Royalty Holder shall only have the right to transfer 50% or more (but not less than 50%) of the Royalty and to only one Person (a “Royalty Holder Transferee”). Once such a transfer (i.e. the first transfer) has been completed by the Royalty Holder (either to a Third Person or to the Payor in accordance with this Section 8.4), the Royalty Holder (and its successors and assigns) and the Royalty Holder Transferee (and its successors and assigns) shall only have the right to transfer all but not less than all of the Royalty.

(b) If the Royalty Holder receives a Permitted Offer to acquire the Royalty and the Royalty Holder wishes to accept the Permitted Offer, then, prior to acceptance of the Permitted Offer and any disposition of the Royalty, the Royalty Holder must first cause to be delivered to the Payor a sale notice (the “Sale Notice”), pursuant to which the Royalty Holder irrevocably offers to sell the Royalty to the Payor.

(c) The Sale Notice must: (i) of the Royalty to the Payor on the same terms as set out in the Permitted Offer; (ii) set out the purchase price for the Royalty payable on closing in cash and denominated in United States dollars, the other terms and conditions of the offer that are directly related to the purchase of the Royalty (such prices, terms and conditions being hereinafter collectively referred to as the “Sale Terms”); and (iii) attach a full copy, without redactions, of the Permitted Offer and any ancillary agreements relating thereto. The Payor shall have the right, exercisable by giving notice (an “Acceptance Notice”) to the Royalty Holder within 20 Business Days after the Payor’s receipt of a Sale Notice (the “Acceptance Period”) to accept the offer and to purchase the Royalty in accordance with the Sale Terms. If no Acceptance Notice is received from the Payor within the Acceptance Period, the offer to the Payor shall be deemed to have been refused.

(d) The delivery by the Royalty Holder of a Sale Notice shall be irrevocable and, upon delivery by the Payor of an Acceptance Notice, the Royalty Holder shall be bound to sell, and the Payor shall be bound to purchase, the Royalty in accordance with the Sale Terms.

(e) If, following the expiry of the Acceptance Period, the offer to sell the Royalty under the Sale Notice has not been accepted or has been deemed to be refused by the Payor, the Royalty Holder may sell the Royalty to the Third Party that made the Permitted Offer in accordance with the terms of the Permitted Offer and the terms of this Section 8.4. If no such sale is completed by the Royalty Holder within 90 days following the expiration of the Acceptance Period, the Royalty Holder shall be required, before transferring any rights to the Royalty, again to offer such Royalty in the manner provided in Section 8.4(b) and such process shall be repeated so often as the Royalty Holder desires to transfer any rights to the Royalty pursuant to this Section 8.4.

8.5 Assignment by Payor

(a) The Payor may not transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Concessions or the Area of Interest until the acquirer of such interest has delivered to the Royalty Holder, an agreement in which the acquirer agrees to be bound, as the Payor with respect to the acquired interest, by all of the terms and conditions of this Agreement;

(b) The Payor may assign, transfer or otherwise convey this Agreement in its entirety in connection with (and only in connection with) any assignment or conveyance of the Concessions and the Area of Interest, whether directly or indirectly, without the prior written consent of the Royalty Holder, but at all times in strict compliance with the provisions of Section 8.5(a).

(c) The Payor may, at any time and from time to time, transfer or otherwise convey all (but not less than all) of its rights and obligations under this Agreement in connection with the amalgamation, combination, merger, or similar transaction between the Payor and one or more of its Affiliates without the prior written consent of the Royalty Holder; provided, however, that no such transfer or conveyance shall be effective unless: (i) within a period of two Business Days after such transfer or conveyance, the Payor delivers to the Royalty Holder a certified copy of the instrument evidencing the amalgamation, combination, merger or similar transaction between the Payor and one or more of its Affiliates that results in a change in the ownership in the Concessions and the Area of Interest; and (ii) the transferee has executed and delivered to the Royalty Holder within a period of two Business Days after such transfer or conveyance an instrument pursuant to which the transferee agrees to be bound by the terms hereof and by all of the liabilities and obligations of the transferor hereunder in the same manner and to the same extent as though the transferee was an original party hereto.

8.6 Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties, and, where the context so permits, their respective successors and permitted assigns.

8.7 Notice

All notices, requests, demands or other communications which by the terms hereof are permitted or required to be given by any Party to the other parties shall be given in writing by personal delivery or by email, addressed to such other Party or delivered to such other Party as follows:

to the Royalty Holder at:

Chaco
1719 5539 – Las Heras
Provincia de Mendoza, Argentina

Attention: Raúl Ernesto Concina
Email: concinaraul@yahoo.com.ar

With a copy to (which shall not constitute notice):

Attention: Mario Chabert
Email: mariochabert@yahoo.com.ar

And

Attention: Guillermo Pensado
Email: gpensado@hotmail.com

to the Royalty Payor at:

2847312 Ontario Inc.
217 Queen Street West, 4th Floor
Toronto, Ontario, M5V 0R2

Attention: Philip Williams
Email: Philip Williams pwilliams@consolidateduranium.com

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on 10 days’ prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

8.8 Time of Essence

Time shall be of the essence of this Agreement in all respects.

8.9 Further Assurances

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

8.10 No Implied Covenants

The Parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other matters provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set out and provided for in this Agreement.

8.11 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

8.12 Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

8.13 Waiver

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.14 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.15 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein and this Agreement shall be treated, in all respects, as an Ontario contract.

8.16 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or other means of electronic transmission (including PDF) and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

8.17 Rule Against Perpetuities

If any right, power or interest of either Party in respect of the Royalty would violate the rule against perpetuities, then such right, power or interest shall terminate 20 years after the death of the last survivor of all the lineal descendants of Her Majesty Queen Elizabeth II of England, living on the date of execution of this Agreement.

IN WITNESS WHEREOF the Parties have executed these presents as of the date and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of:	2847312 ONTARIO INC.
/s/ Calos Saravia Frias
Notary of Commissioner of Oaths	Name:	CARLOS SARAVIA FRIAS
	Title:	Legal Representative
I have authority to bind the corporation

SIGNED, SEALED AND DELIVERED in the presence of:	MINERA AGAUCU S.A.
/s/ Raul Ernesto Concina
Notary of Commissioner of Oaths	Name:	RAUL ERNESTO CONCINA
	Title:	Presidente Directorio
I have authority to bind the corporation

SCHEDULE “A”
DESCRIPTION OF TENEMENTS

Cateo Huemul Norte Dossier No. 02967014 - A – 2022

Cateo Huemul Sur Dossier No. 02965341- A- 2022

Manifestation of Discovery called Silvana Dossier No. 355 C-1996

Mina Huemul Dossier No. 18-D-57 (vacant concession File 40856-M-15)

SCHEDULE B
AREA OF INTEREST PROPERTY

[NTD: To be attached.]

DIstrito Minero Huemul
Malargue, Mendoza
N
1
2
3
4
5
6
7
8
9
10
X
Mina Huemul-Agua Botada
Coordenadas GKInchaupe69
Referencias
DIstrito Minero
0
2,5
5
10 Kilometers
2.440.000
2.445.000
2.450.000
2.455.000
6.050.000
6.045.000
6.040.000
6.035.000
6.030.000
6.025.000

Vértice	X	Y
1	2,438,000	6,050,200
2	2,442,980	6,050,200
3	2,442,980	6,045,990
4	2,446,000	6,045,990
5	2,446,000	6,041,650
6	2,448,830	6,041,650
7	2,448,830	6,039,950
8	2,455,670	6,039,950
9	2,455,670	6,028,500
10	2,438,000	6,028,500

SCHEDULE C
DESCRIPTION OF NEW ERA PROPERTY

1) File N° 08986266-C-2022 (1,856 ha)

Statement of Discovery filed on December 13, 2022 for the following area:

PROJECTION	Vertice	E	N
Campo Inchauspe 69 Faja 2	1	2446000.00	6043000.00
Campo Inchauspe 69 Faja 2	2	2446000.00	6041000.00
Campo Inchauspe 69 Faja 2	3	2449000.00	6041000.00
Campo Inchauspe 69 Faja 2	4	2449000.00	6040000.00
Campo Inchauspe 69 Faja 2	5	2454104.31	6040000.00
Campo Inchauspe 69 Faja 2	6	2454104.31	6042320.74

2) File N° 08987498-C-2022 (496 ha)

Statement of Discovery filed on December 13, 2022 for the following area:

PROJECTION	Vertice	E	N
Campo Inchauspe 69 Faja 2	1	2446600.00	6035446.00
Campo Inchauspe 69 Faja 2	2	2449800.00	6035446.00
Campo Inchauspe 69 Faja 2	3	2449800.00	6033895.00
Campo Inchauspe 69 Faja 2	4	2446600.00	6033895.00

SCHEDULE D
DESCRIPTION OF MAPLE PROPERTY

Manifestation of Discovery Cerro Butalo No. 3161-E-2006 (2,566 hectares)